Exhibit 10.53

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by Ronald Cooper, Employee ID No.: 1095601 (hereinafter referred to as “Employee”), and Clear Channel Outdoor Holdings, Inc., (hereinafter referred to as “CCOH”) in full and final settlement of any and all claims Employee may have or hereafter claim to have against CCOH and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Company”).

1.	End of Employment.

1.1 Employee’s termination date will be no later than February 29, 2012 (“Termination Date”).

1.2 Aside from wages (including any Company match of 401K contributions payable to Employee’s 401K account) for work performed during the last pay period ending on the Termination Date (“Accrued Wages”), and Employee has been paid all earned compensation through the Termination Date. The Company agrees to pay Employee all Accrued Wages, less applicable federal and state withholding and all other ordinary payroll deductions, including 401K contributions, within five (5) business days of the Termination Date. .

1.3 Employee acknowledges that the Company has provided him with a COBRA notification form setting forth his rights and responsibilities to continue health insurance benefits for himself and his family covering medical, dental, prescription drug and vision benefits at his expense, to the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to the Company.

2.	Consideration for Agreement from Company.

2.1 In return for this Agreement and in full and final settlement, compromise, and release of all of Employee’s claims (as described in Section 4 below), CCOH agrees to pay as severance to Employee the total amount of of Two Million Five Hundred Forty-Seven Thousand Six Hundred Dollars and no/100 Cents ($2,547,600.00), (the “Severance Payment”), as follows:

(a.) Two Million One Hundred Sixty Two Thousand Five Hundred Dollars and no/100 Cents ($2,162,500.00), less applicable federal and state withholding and all other ordinary payroll deductions, paid in a lump sum in accordance with Section 2.2.

(b.) Three Hundred Eighty-Five Thousand One Hundred Dollars and no/100 Cents ($385,100.00), representing payment for the 2011 bonus (“2011 Bonus”), which amount shall be less applicable federal and state withholding and all other ordinary payroll deductions, including 401K contributions subject to the Company match of 401K contributions, under the terms of the 401K plan, paid in a lump sum in accordance with Section 2.2.

2.2 This payment will be made on CCOH’s next regularly scheduled payroll processed following the expiration of the seven-day revocation period noted in Section 5.7, and only if Employee does not revoke this Agreement. Employee hereby acknowledges the sufficiency of this payment from Company.

2.3 If Employee violates any post-employment covenants of the Employment Agreement signed by Employee and effective December 10, 2009 (the “Employment Agreement”), and as set forth in Section 3.1 below, during any non-compete period, as determined in Company’s sole reasonable discretion, Employee shall forfeit any right to the pro-rata portion of Severance Payment, calculated pursuant to Section 9(d) of the Employment Agreement.

2.4 Each payment under this Agreement is a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii). This Agreement shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder and the Clear Channel Outdoor Holdings, Inc., 2005 Stock Incentive Plan, as amended.

3.	Employment Agreement.

3.1 As a condition to receipt of the Severance Payments provided hereunder, Employee agrees to comply with the following terms of the Employment Agreement: Section 4 (Nondisclosure of Confidential Information); Section 5 (Non-Hire of Company Employees – eighteen (18) months from Termination Date); Section 6 (Non-Interference - eighteen (18) months from Termination Date); Section 7 (Non-Competition – eighteen (18) months from Termination Date); Section 9(d) (Violation of Post-Employment Covenants During Non-Compete Period); Section 10 (Ownership of Materials); Section 15 (Litigation and Regulatory Cooperation); Section 17 (Dispute Resolution); and Section 18 (Confidentiality).

4.	Employee’s Release of Claims.

4.1 Employee affirms that he has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form. As a material term of this Agreement, Employee attests that he has given the Company written notice of any and all concerns he may have regarding suspected ethical or compliance issues or violations on the part of the Company or any of the Company employees. In addition, Employee affirms that as of the Termination Date, subject to Section 1.2 and 1.3, he has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled. Employee furthermore affirms that he has no known workplace injuries or occupational diseases.

4.2 Employee hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that Employee’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

4.3 Employee additionally hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s employment with Company or any incident thereof, including, without limitation, his treatment by Company or any other person, the terms and conditions of his employment, and any and all possible local, state or federal statutory and/or common law claims, including but not limited to:

(a.) All claims which he might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; The Occupational Safety and Health Act, as amended; and/or the Clear Channel Communications, Inc. Severance Pay Plan for Domestic Corporate, Outdoor and Radio Division Employees;

(b.) All contractual claims for any wages or other employment benefits owed as a result of Employee’s separation from Company other than claims under this Agreement;

(c.) All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,

(d.) All other claims, whether based on contract, tort (personal injury), or statute, arising from Employee’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of Company.

4.4 Employee does not waive rights or claims which cannot be waived by law, including, but not limited to the right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), or its local or state equivalent, or to participate in an agency investigation, although Employee does waive any right to monetary recovery should the EEOC or other local, state or federal administrative or governmental agency pursue claims against the Company on Employee’s behalf.

4.5 The Parties agree that fifty percent (50%) of the Restricted Stock Units (“RSUs”) granted pursuant to the CCOH 2005 Stock Incentive Plan, As Amended and Restated, Incentive Restricted Stock Unit Award Agreement, effective as of December 10, 2009, (“CCOH

Restricted Stock Agreement”) have vested and that no other RSUs have vested or will vest. Employee acknowledges and agrees that automatically and immediately upon the Termination Date, all outstanding and unvested RSUs granted pursuant to the CCOH Restricted Stock Agreement shall terminate.

4.6 The parties agree that fifty percent (50%) of the options granted pursuant to the CCOH 2005 Stock Incentive Plan, As Amended and Restated, Incentive Stock Option Agreement, (“CCOH Stock Option Agreement”) effective as of December 10, 2009, and Sixteen Thousand Six Hundred Sixty-Six (16,666) of the CCO Options granted pursuant to the CCOH Stock Option Agreement, effective as of December 10, 2010, have vested and that no other options have vested or will vest. Employee acknowledges and agrees that automatically and immediately upon the Termination Date, all outstanding and unvested options granted pursuant to any CCOH Stock Option Agreement shall terminate, and the vested portion of options granted pursuant to the CCOH Stock Option Agreement shall be exercisable for ninety (90) days from the Termination Date.

4.7 The parties agree that fifty percent (50%) of the options granted pursuant to the CC Media Holdings, Inc. Incentive Stock Option Agreement, effective as of December 10, 2009, (“CCMH Stock Option Agreement”) have vested and that no other options have vested or will vest. Employee acknowledges and agrees that automatically and immediately upon the Termination Date, all outstanding and unvested options granted pursuant to CCMH Stock Option Agreement shall terminate, and the vested portion of options granted pursuant to the CCMH Stock Option Agreement shall be exercisable for ninety (90) days from the Termination Date.

4.8 Employee does not waive rights or claims that arise following the execution of this Agreement.

5.	Other Understandings, Agreements, and Representations.

5.1 Employee agrees that this Agreement binds him and also binds his spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with him.

5.2 Employee promises and represents that he will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Company. Company agrees to use reasonable best efforts to cause its management employees who worked with Employee, its officers, its directors, and its significant investors and other affiliates, not to make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Employee.

5.3 Prior to execution of this Agreement, Employee shall return to Company all property belonging to Company that the Employee possesses or has possessed but has provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to the Employee. Employee warrants and represents that Employee has not retained, distributed or caused to be distributed, and shall not retain, distribute or cause to be distributed, any original or duplicates of any such property specified in this Section.

5.4 This Agreement contains the entire understanding between Employee and Company and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company.

5.5 Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration. The arbitration shall proceed in accordance with the National Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA or any comparable arbitration service, and who is selected pursuant to the methods set out in the Employment Arbitration Rules and Mediation Procedures of the AAA, or other rules as the parties may agree to in writing. Company will pay the actual costs of arbitration excluding attorneys’ fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

5.6 Employee may take up to twenty-one (21) days from receipt of this Agreement to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so by Company. If Employee has not signed this Agreement as of the 22nd day after receipt, this severance offer is revoked by Company. In deciding whether to accept the terms of this Agreement, Employee is also advised that he may revoke the Agreement up to seven (7) days following its execution, in which case the Company shall be released from its obligations hereunder.

5.7 In further consideration for this Agreement, Employee agrees that for a period of no less than sixty (60) days following the Termination Date, Employee will be available on a reasonable basis, for up to ten (10) hours per week, to provide such services as may be reasonably requested by the Company to assist in the transition of functions related to his position with Company.

5.8 As a former officer and employee of the Company, (a) Employee is covered under the indemnification provisions in the Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc. in effect as of the date hereof (the “A&R Bylaws”) subject to the terms and provisions of such A&R Bylaws; and (b) Employee is covered under Company’s present Director and Officer Liability Insurance policies and shall be covered in the future to the same extent and in a manner consistent with the coverage provided to similarly situated officers and employees under Company’s future Director and Officer Liability Insurance policies, in each case under this subparagraph (b), for any covered acts occurring during Employee’s official duties while and in the course and scope of Employee’s employment with Company.

5.9 Notice Regarding Attorney: Employee is hereby advised to consult with an attorney of his choice, at his expense, before signing this Agreement.

5.10 Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

5.11 Employee agrees that, if any section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.

5.12 Employee represents and certifies that he (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an attorney; (6) has determined that it is in his best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

5.13 This Agreement must be delivered to: Kimberly Wray, HR Services Director, Clear Channel Management Services, Inc., 200 East Basse Road, San Antonio, Texas 78209, or via facsimile to (210) 832-3190, within the time specified herein in order to be effective.

ACCEPTED AND AGREED:

RONALD COOPER

Date: 1/20/2012	/s/ Ronald Cooper

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: 1/23/2012	By:	/s/ Robert H. Walls, Jr.
	Name:	Robert H. Walls, Jr.
	Title:	Executive VP & General Counsel

APPROVED BY LEGAL: JCT

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